Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

        As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 8, 2004 (which expresses an unqualified opinion) on Iron Mountain Europe Limited's consolidated financial statements, included in Iron Mountain Incorporated's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 11, 2004 and to all references to our Firm included in this registration statement.

/s/ RSM Robson Rhodes LLP

Chartered Accountants
Birmingham, England

April 12, 2004